Exhibit 99.1
W. Paul Jones to Join JCPenney Board of Directors

PLANO, Texas - (July 10, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that W. Paul Jones, a retail industry veteran with more than 30 years of department store and specialty retailing experience, was elected to its Board of Directors. Jones served as chief executive officer of Payless ShoeSource, retiring in 2017, and brings extensive leadership, merchandising and operations proficiency to the JCPenney board.

“Paul’s areas of expertise are highly complementary to the Company’s focus on delivering an exceptional shopping experience to our customers,” said Ron Tysoe, chairman of the JCPenney Board of Directors. “In addition to his impressive omnichannel experience, Paul brings a wealth of merchandise and marketing insight, and I am delighted to welcome him to the JCPenney board.”

“I am proud and excited to join the JCPenney Board of Directors,” added Jones. “This is an iconic American retailer with an incredible history and a strong and ambitious team at every level of the organization. I am looking forward to working with and contributing to the future growth of JCPenney.”

Jones was CEO of Payless ShoeSource from 2012 until 2017 during which time Payless was one of the largest footwear retailers operating over 4,300 stores globally. While there, Jones was responsible for international store growth across more than 30 countries and the development of omnichannel business capabilities and customer experience. Prior to Payless, he served as president, chairman and chief executive officer of Shopko Stores from 2009 to 2012, and held the role of president and chief merchandising officer after joining the company in 2007. At Shopko, Jones spearheaded the company’s successful repositioning and turnaround, while launching and growing Shopko’s e-commerce platform and customer loyalty program. Jones’ prior career highlights include serving in senior leadership and merchandising roles at Kohl’s Department Stores from 1997 to 2004, and at May Department Stores where he started his retail career in 1986 and served for over 11 years.

Jones holds a bachelor’s degree in business, finance and economics from Mount Saint Mary’s University, and a master’s degree in business administration from the University of Oregon.

To download a copy of this news release, please visit:
https://www.jcpnewsroom.com/news-releases.html

Media Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 95,000 associates across the globe, all driving toward the Company’s mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.
###